                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           ($000'S, EXCEPT THE RATIO)

                                        --------------------------------------------------------------------------------------------
                                           FOR THE NINE MONTHS
                                           ENDED SEPTEMBER 30,                       FOR THE YEARS ENDED DECEMBER 31,
                                        --------------------------------------------------------------------------------------------
EARNINGS:                                   2003         2002         2002         2001         2000          1999            1988
                                        --------------------------------------------------------------------------------------------
                  Earnings from
                  continuing
                  Operations (A)             61,940         4,863       14,063       82,122       49,858      (79,320)        2,075

ADD:              Fixed Charges              26,890        26,254       34,737       34,438       47,666       29,893        25,826

                  Amortization of
                  Capitalized Interest          460           295          307          281          255          208            78

                  Distribution from
                  Joint Ventures                  -             -            -        2,494        1,209        2,450         3,430

SUBTRACT:         Capitalized Interest         (982)       (2,530)      (3,114)      (4,052)        (946)      (1,384)       (3,732)
                                         ----------    ----------   ----------   ----------   ----------   ----------    ----------
                        TOTAL EARNINGS       88,308        28,882       45,993      115,283       98,042      (48,153)       27,677
                                         ==========    ==========   ==========   ==========   ==========   ==========    ==========

FIXED CHARGES:
                  Interest Expense           15,885        16,595       22,478       19,303       25,806       17,425        10,497
                  Capitalized Interest          982         2,530        3,114        4,052          946        1,384         3,732

                  Capitalized Expenses
                  Relating to Debt            4,472         1,429        1,466        4,354        7,030          278           983

                  Estimate of Interest
                  in Rental Expense           5,551         5,700        7,679        6,729       13,884       10,806        10,614
                                         ----------    ----------   ----------   ----------   ----------   ----------    ----------
                   TOTAL FIXED CHARGES       26,890        26,254       34,737       34,438       47,666       29,893        25,826
                                         ==========    ==========   ==========   ==========   ==========   ==========    ==========

                  RATIO OF EARNINGS
                  TO FIXED CHARGES              3.3           1.1          1.3          3.4          2.1        (B)             1.0
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(A)  Income before income taxes and equity from operations in joint ventures.

(B) For the year ended December 31, 1999 the earnings were insufficient to cover fixed charges by $78,046,000.